EXHIBIT 99.1

Havertys Reports on 2013 Fourth Quarter Business and Announces 2014 Store Openings

Atlanta, Georgia, December 2, 2013 – HAVERTYS (NYSE: HVT and HVT.A) reports its total written business for the fourth quarter 2013 through November is up approximately 7.9 % over the 13.9 % increase that had been achieved for the same period last year.  The company has previously reported plans to increase its net selling square footage by 3.0 % in 2014 and today announces details on the openings of three stores.

Clarence Smith, chairman, president and CEO, said “We are pleased to announce our securing of these great new Havertys locations.  They represent our commitment to strengthen our presence in key markets with additional or repositioned stores.”

Havertys will open its first location in a high density area in the third quarter of 2014.  The 19,000-selling-square-foot store will be in the Buckhead Square shopping center in Atlanta, GA on the corner of Peachtree Road and Piedmont Road, one of the most heavily traveled intersections in the Southeast.

The company will also open a store in AllianceTexas, an 18,000-acre master-planned, mixed use community in North Forth Worth.  The new 30,000-selling-square-foot store will be located in Alliance Town Center and is scheduled to open in the fourth quarter of 2014.

Havertys is also relocating one of its four Orlando, FL stores.  The new store will be a part of a development at the intersection of US 441 & W Osceola Parkway in Kissimmee.  The 30,000-selling-square-foot store is expected to open in the fourth quarter of 2014 and will replace a location on S Orange Blossom Trail in Orlando

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys